Exhibit 99.1

Watsco Reports Record First Quarter Sales and Net Income;

Sales Momentum Building into Second Quarter

After Seasonally Late Start to the Year

Annual Dividend Boosted 19% to $5.00 Per Share From Strong Cash Flow

MIAMI, FLORIDA – (BUSINESS WIRE), April 25, 2017 – Watsco, Inc. (NYSE: WSO) today reported results for the first quarter ended March 31, 2017.

Watsco also announced today that its Board of Directors approved a 19% increase in its annual dividend to $5.00 per share on each outstanding share of its Common and Class B common stock. The increase will be reflected in the Company’s next regular dividend payment beginning in July 2017.

Sales trends:

•	Sales increased 2% to a record $872 million (3% on a same-store basis)

•	HVAC equipment increased 3% (65% of sales)

•	Other HVAC products increased 1% (30% of sales)

•	Commercial refrigeration products increased 5% (5% of sales)

Key performance metrics:

•	Gross profit improved 3% to a record $219 million (gross margin improved 10 basis-points)

•	SG&A increased 5%, reflecting sales and service-related headcount additions (4 cents per share impact) and higher technology spending (2 cents per share impact)

•	Operating income decreased 4% to $49 million

•	Net income increased 3% to a record $26 million

•	Earnings per share was flat at 71 cents

•	Operating cash flow of $34 million ($1.05 per diluted share)

Albert H. Nahmad, Watsco’s Chairman and CEO, stated: “Sales trends during the quarter proved highly seasonal, especially in the face of last year’s double-digit U.S. equipment growth rate comparison. Sales momentum improved as the quarter closed and current trends in April have accelerated to double-digit growth. We believe profit growth should follow as we expect the improved selling margins and richer sales mix of higher-efficiency systems achieved in the first quarter to continue. Results also reflect further investments in technology and additional headcount of approximately 150 customer-facing employees intended to enhance long-term sales growth and market share. Although it is early, we are optimistic that 2017 will be a record year for our company.”

Mr. Nahmad added: “We are pleased to boost our dividend to an annual rate of $5.00 per share beginning in July. As evidenced by our long-term track record, we have confidence in our business to produce meaningful earnings growth and cash flow that exceeds net income. It is our intention to share cash flow through increasing dividends, while retaining the ability to invest in our network and evaluate any-sized opportunities that come our way.”

It is important to note that the first quarter of each calendar year is highly seasonal due to the nature and timing of the replacement market for air conditioning systems, which is strongest in the second and third quarters. Accordingly, the Company’s first quarter financial results are disproportionately affected by this seasonality.

Technology Strategy

Watsco is actively transforming its business into the digital age by investing in scalable platforms for mobile apps, e-commerce, business intelligence and supply chain optimization. Strategic goals are to further strengthen

Watsco’s leadership position, accelerate sales and profit growth, increase the speed and convenience of serving customers and extend the Company’s reach into new geographies and sales channels. Technology-related spending over the last twelve months was $23 million.

Acquisition of Joint Venture Interests

In February 2017, Watsco raised its ownership stake in Carrier Enterprise Northeast LLC, a joint venture with Carrier, to 80% for approximately $43 million in cash. The incremental investment builds on a transaction completed in November 2016, which increased Watsco’s controlling interest from 60% to 70%. Carrier Enterprise Northeast had sales in 2016 of approximately $500 million from 41 locations in the northeastern United States and 12 locations in Mexico.

Cash Flow & Dividends

The Company has targeted cash flow from operations to exceed net income in 2017. From 2000 to 2016, Watsco’s operating cash flow was approximately $1.9 billion compared to net income of approximately $1.8 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Watsco has paid dividends for over 40 consecutive years with the philosophy of sharing increasing amounts of cash flow through higher dividends while maintaining a conservative financial position. Future increases in dividends, if any, will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

Other

Results include income tax benefits of $1.3 million or 4 cents per diluted share relating to the Company’s adoption of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting, issued by the Financial Accounting Standards Board.

Conference Call Information

Date & time: April 25, 2017 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measure of “operating cash flow per share”, which is determined by dividing “net cash provided by operating activities” as shown in the attached Condensed Consolidated Statements of Cash Flows by the “weighted–average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share” as shown in the attached Condensed Consolidated Results of Operations. The Company believes that this information provides a meaningful comparison and important correlation of the Company’s financial performance and cash flow generation on a per share basis in order to further assess overall performance.

The Company also discloses non-GAAP measures of same-store basis. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. There are approximately 92 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is through one of its 561 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. This network has been built over the last 25 years and serves 88,000 active customers. Watsco is developing and investing in technologies to enable sales via e-commerce, on-line marketplaces and through the retail sales channel. As the industry leader, we believe that significant growth potential remains given that the marketplace for HVAC/R products at the consumer level is estimated to be $88 billion annually. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “plan,” “optimistic,” “goal” or “intend,” the negative of these terms and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2017	2016
Revenues	$872,095	$851,424
Cost of sales	653,539	638,977

Gross profit	218,556	212,447
Gross margin	25.1%	25.0%

SG&A expenses	169,857	161,779

Operating income	48,699	50,668
Operating margin	5.6%	6.0%

Interest expense, net	1,255	986

Income before income taxes	47,444	49,682
Income taxes	13,676	15,508

Net income	33,768	34,174
Less: net income attributable to non-controlling interest	7,587	8,637

Net income attributable to Watsco shareholders	$26,181	$25,537

Diluted earnings per share:
Net income attributable to Watsco shareholders	$26,181	$25,537
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	3,120	2,413

Earnings allocated to Watsco shareholders	$23,061	$23,124

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,679,806	32,537,225

Diluted earnings per share for Common and Class B common stock	$0.71	$0.71

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2017	December 31, 2016
Cash and cash equivalents	$47,421	$56,010
Accounts receivable, net	481,600	475,974
Inventories	751,505	685,011
Other	19,975	23,161

Total current assets	1,300,501	1,240,156

Property and equipment, net	90,532	90,502
Goodwill, intangibles, net and other	544,246	543,991

Total assets	$1,935,279	$1,874,649

Accounts payable and accrued expenses	$377,100	$314,688
Current portion of long-term obligations	1,798	200

Total current liabilities	378,898	314,888

Borrowings under revolving credit agreement	280,300	235,294
Deferred income taxes and other liabilities	67,863	72,719

Total liabilities	727,061	622,901

Watsco’s shareholders’ equity	978,336	1,005,828
Non-controlling interest	229,882	245,920

Shareholders’ equity	1,208,218	1,251,748

Total liabilities and shareholders’ equity	$1,935,279	$1,874,649

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarter Ended March 31,
	2017	2016
Cash flow from operating activities:
Net income	$33,768	$34,174
Non-cash items	11,882	10,893
Changes in working capital	(11,333)	(3,215)

Net cash provided by operating activities	34,317	41,852

Cash flow from investing activities:

Capital expenditures, net	(4,127)	(2,674)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(37,383)	(30,033)
Net proceeds (repayments) under revolving credit agreement	45,006	(7,400)
Purchase of additional ownership from non-controlling interest	(42,688)	—
Distributions to non-controlling interest	(6,798)	(7,115)
Other	2,934	2,910

Net cash used in financing activities	(38,929)	(41,638)

Effect of foreign exchange rate changes on cash and cash equivalents	150	87

Net decrease in cash and cash equivalents	(8,589)	(2,373)
Cash and cash equivalents at beginning of period	56,010	35,229

Cash and cash equivalents at end of period	$47,421	$32,856

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